[BCE INC. LOGO]
News Release
For immediate release

CRTC schedules public hearing into transfer of
BCE’s broadcast licenses to an Investor Group led
by Teachers’, Providence, Madison Dearborn and Merrill Lynch

MONTREAL, Quebec, December 20, 2007 – BCE today received formal notice that the Canadian Radio-television and Telecommunications Commission has scheduled a public hearing for February 25, 2008, to review the change in control of BCE’s broadcasting licences to an Investor Group led by Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan, Providence Equity Partners Inc., Madison Dearborn Partners, LLC and Merrill Lynch Global Private Equity.

As previously disclosed, the closing of the transaction is subject to customary conditions, including regulatory and court approvals. Given the February 25, 2008 date set by the CRTC for a public hearing, BCE now expects the transaction to close in the first part of the second quarter of 2008.

BCE continues to work with the investor group to satisfy the conditions necessary to close the transaction.

About BCE Inc.

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to the proposed acquisition of BCE and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, you are cautioned not to place undue reliance on these forward-looking statements.

The completion of the proposed acquisition is subject to a number of terms and conditions, including, without limitation: (i) approval of the CRTC, Industry Canada and other applicable governmental authorities, (ii) necessary court approval, and (iii) certain termination rights available to the parties under the definitive agreement dated June 29, 2007 governing the terms of the transaction. These approvals may not be obtained, the other conditions to the transaction may not be satisfied in accordance with their terms, and/or the parties to the definitive agreement may exercise their termination rights, in which case the proposed acquisition could be modified, restructured or terminated, as applicable. Failure to complete the proposed acquisition could have a material adverse impact on the market price of BCE’s shares. In addition, depending on the circumstances in which the acquisition is not completed, BCE could have to pay significant fees and costs as directed by the purchaser, in addition to its own costs incurred in connection with such activities completed to date.

The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. However, we disclaim any intention and assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, we undertake no obligation to comment on expectations of, or statements made by, third parties in respect of the proposed acquisition. For additional information with respect to certain of these and other assumptions and risks, please refer to the definitive agreement dated June 29, 2007, as well as BCE’s 2007 Second Quarter MD&A dated July 31, 2007, BCE’s 2007 Third Quarter MD&A dated November 6, 2007 and BCE’s management proxy circular dated August 7, 2007, all filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). These documents are also available on BCE’s website at www.bce.ca.

For inquiries, please contact:

Pierre Leclerc Bell Canada, Media Relations 514 391-2007 1 877 391-2007	Thane Fotopoulos BCE, Investor Relations 514 870-4619 thane.fotopoulos@bell.ca

pierre.leclerc@bell.ca